Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-169813, as amended) of Seanergy Maritime Holdings Corp., and

(2)	Registration Statement (Form F-3 No. 333-166697) of Seanergy Maritime Holdings Corp.

of our reports dated April 26, 2013, with respect to the consolidated financial statements of Seanergy Maritime Holdings Corp. and the effectiveness of internal control over financial reporting of Seanergy Maritime Holdings Corp. included in this Annual Report (Form 20-F) of Seanergy Maritime Holdings Corp. for the year ended December 31, 2012.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

April 26, 2013
Athens, Greece